Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-224805) on Form S-8 of CoreLogic, Inc. of our report dated June 19, 2020, relating to the statements of net assets available for benefits of CoreLogic, Inc. 401(k) Savings Plan as of December 31, 2019 and 2018, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information as of December 31, 2019, appearing in this Annual Report on Form 11-K of CoreLogic, Inc. 401(k) Savings Plan for the year ended December 31, 2019.

/s/ Moss Adams LLP
Irvine, California
June 19, 2020